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                                                                    EXHIBIT 12.1
Northrop Grumman Corporation
Ratio of Earnings to Fixed Charges
($ in millions of U.S. Dollars except ratios)

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
                                                                             Fiscal Year Ended December 31,
                                               Three Months Ended      ----------------------------------------
                                                  March 31, 1999       1998     1997     1996     1995     1994
                                               --------------------    ----------------------------------------
Earnings
 Income from continuing operations
  before income taxes                             $ 164                $ 312   $ 651    $ 432    $ 448    $  93
                                                  -------------------------------------------------------------

Fixed Charges
 Portion of rentals representative
  of interest factor                                  9                   35      36       37       35       33

 Interest Expenses                                   52                  219     242      246      135      106

 Amortization of debt issue costs
  and other fees                                      3                   14      15       24        2        3
                                                  -------------------------------------------------------------

   Total Fixed Charges                               64                  268     293      307      172      142
                                                  -------------------------------------------------------------

Earnings Plus Fixed Charges                       $ 228                $ 580   $ 944    $ 739    $ 620    $ 235
                                                  =============================================================

Ratio of Earnings to Fixed Charges                  3.6                  2.2     3.2      2.4      3.6      1.7
                                                  =============================================================
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